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                                                                  Exhibit 99(a)

TRUSTCO
Bank Corp NY                                          News Release
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192 Erie Boulevard, Schenectady, New York, 12305
(518) 377-3311   Fax: (518) 381-3668

Subsidiaries:     Trustco Bank                        NASDAQ - TRST
                  Trustco Savings Bank

CONTACT:    JOHN L. PRITCHARD
            Administrative Vice President
            518-381-3629


FOR IMMEDIATE RELEASE:

                      TRUSTCO BANK CORP NY ANNUAL MEETING:
                      ANOTHER RECORD YEAR FOR THE COMPANY


GLENVILLE, NEW YORK, MAY 14, 2001 - Shareholders of TrustCo Bank Corp NY elected four members to the Board of Directors at the Company's annual meeting. Directors Joseph A. Lucarelli, Anthony J. Marinello, M.D., Ph.D., and Robert A. McCormick were reelected to three-year terms, expiring in 2004, and Robert T. Cushing was elected to a one-year term expiring in 2002, each by an overwhelming majority of the shareholders.

KPMG LLP's appointment as auditors for the Company in 2001 was also ratified.

In his remarks to the gathering of several hundred shareholders, Chairman, President and CEO Robert A. McCormick stated that "Last year was a very good year at TrustCo. Notwithstanding our results in 2000, I have challenged every employee to redouble their efforts to control costs and to make our sales program their top priority." Mr. McCormick continued, "According to SNL QUARTERLY BANK DIGEST TrustCo ranks number two in deposit market share in the Capital District area and is the eighty-third most valuable bank in the United States in terms of market value. It is TrustCo's goal to increase our deposit share to number one and to enhance shareholder value by delivering consistently outstanding results."

TrustCo Bank Corp NY is a two-bank holding company headquartered in Glenville, New York. The Company's principal subsidiaries, Trustco Bank, National Association and Trustco Savings Bank, operate 57 community banking offices offering 38 drive-up windows and 50 Automatic Teller Machines throughout their market area. The Company services 10 counties with a broad range of community banking services.

Except for the historical information contained herein, the matters discussed in this

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news release and other information contained in TrustCo's Securities and
Exchange Commission filings may express "forward looking statements." Those "forward looking statements" may involve risk and uncertainties, including statements concerning future events or performance and assumptions and other statements that are other than statements of historical facts. TrustCo wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Readers are advised that various risk factors, including, but not limited to: (1) credit risk, (2) interest rate risk,
(3) competition, (4) changes in the regulatory environment, and (5) changes in general business and economic trends, could cause the actual results or circumstances for future periods to differ materially from those anticipated or projected.

TrustCo does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statement.

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